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                       [LETTERHEAD OF ALSTON & BIRD LLP]

                              One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                 404-881-7000
                               Fax: 404-881-4777



                              September 24, 1997


The Board of Directors
 of Gold Kist Inc.
Post Office Box 2210
Atlanta, Georgia 30303

        Re:    Registration Statement on Form S-2 with respect to
               Five Classes of Subordinated Capital Certificates of Interest and Two Classes of Subordinated Loan Certificates
               -----------------------------------------------------------


Gentlemen:

        This opinion is given to you in connection with the filing by Gold Kist Inc, ("Gold Kist") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a registration statement on Form S-2 (the "Registration Statement") with respect to Gold Kist's Fifteen Year Subordinated Capital Certificates of Interest (Series D) in the principal amount of $5,000,000, Ten Year Subordinated Capital Certificates of Interest (Series D) in the principal amount of $1,000,000, Five Year Subordinated Capital Certificates of Interest (Series C) in the principal amount of $5,000,000, Three Year Subordinated Capital Certificates of Interest (Series A) in the principal amount of $2,000,000, Two Year Subordinated Capital Certificates of Interest (Series A) in the principal amount of $5,000,000, One Year Subordinated Loan Certificates (Series C) in the principal amount of $25,000,000, and One Year Subordinated Large Denomination Loan Certificates (Series A) in the principal amount of $25,000,000 (hereinafter referred to collectively as the "Certificates").

        We have examined copies of the Articles of Incorporation of Gold Kist, as restated and amended through the date hereof, the Bylaws of Gold Kist, as amended through the date hereof, resolutions of the Board of Directors of Gold Kist, the Indentures under which the Certificates are to be issued, including the forms of the Certificates, and the Certificate of an officer of Gold Kist.

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September 24, 1997
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        Based upon the foregoing, we are of the opinion that when the consideration for the Certificates, as determined by the Board of Directors, shall have been received by Gold Kist, the Certificates, upon proper execution, authentication by the Trustee and delivery, will be legally issued, fully paid and nonassessable and will constitute binding obligations of Gold Kist entitled to the benefits of the Indentures under which such Certificates are issued, respectively, except as enforceability of the certificates might be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and the availability of equitable remedies, whether considered in a proceeding in equity or at law.

        We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Prospectus forming part of the Registration Statement.

        We also consent to the use of this opinion as an exhibit to the Application for Registration of the Certificates which may be filed with the Securities Commissioners of the various states of the United States of America.

                                          Very truly yours,

                                          ALSTON & BIRD


                                             /s/ Alexander W. Patterson
                                          By:__________________________
                                             Alexander W. Patterson